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                                  December 15, 1997


Prudential Securities Incorporated
First Union Capital Markets Corp.
c/o Prudential Securities Incorporated
         as Representative of the Underwriters
One New York Plaza
New York, New York  10292

Ladies and Gentlemen:

    This Guaranty is made by EquiVantage Inc., a Delaware corporation with its principal office at 13111 Northwest Freeway, Suite 300, Houston, Texas 77040 ("EquiVantage"), in favor of Prudential Securities Incorporated, in its capacity as Representative of the Underwriters (the "Representative") in connection with the underwriting of the Offered Certificates (as defined in the Underwriting Agreement), with its principal office at One New York Plaza, New York, New York 10292.

    As an inducement to the Representative and in consideration of EquiVantage Acceptance Corp. (the "Company") entering into the Underwriting Agreement referred to below, EquiVantage Inc. hereby absolutely, unconditionally and irrevocably guarantees the prompt performance of the obligations, including any payment obligations, of the Company, a Delaware corporation with its principal office at 13111 Northwest Freeway, Suite 301, Houston, Texas 77040, under Section VII of the Underwriting Agreement, dated November 25, 1997, between the Company and the Representative. This Guaranty is a guaranty of performance and payment and not of collection. The obligations of EquiVantage Inc. hereunder shall not be impaired by failure of Company to provide notice to EquiVantage Inc. of any modification or amendment of said contract agreed to by the parties thereto. This Guaranty shall exist notwithstanding the validity or enforceability of any instrument evidencing any such obligations by reason of the dissolution, liquidation, reorganization of the Company, or the commencement against the Company of a case in bankruptcy or any other law affecting creditors' rights generally or the seeking of a trustee, receiver, liquidator, custodian or other similar official. EquiVantage Inc. hereby waives any requirement that the Representative shall take legal action against the Company before enforcing this Guaranty. This Guaranty may be amended only by an instrument in writing executed by the undersigned and accepted in writing by the Representative.

    This Guaranty shall be governed by the laws of the State of New York applicable to agreements made and to be performed in the State of New York without giving effect to the conflict of law rules thereof.

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    IN WITNESS WHEREOF, EquiVantage Inc. has caused this Guaranty to be executed by duly authorized corporate officers the day and year first above written.


                        EQUIVANTAGE INC.


                        By:  /s/ Carolyn B. Andrew
                             ------------------------------
                             Name:    Carolyn B. Andrew
                             Title:   Senior Vice President


ACCEPTED this 15th day of December, 1997

PRUDENTIAL SECURITIES INCORPORATED
     Acting on its own behalf and as
     Representative of the Underwriters
     referred to in the Underwriting Agreement


By:  /s/ Len Blum
     --------------------------
     Name:    Len Blum
     Title:   Managing Director